SCHEDULE 14A INFORMATION
(Rule 14a-101)
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LCC International, Inc.

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LCC INTERNATIONAL, INC.
7900 Westpark Drive, Suite A-315
McLean, VA 22102

December 13, 2007

Dear Stockholder:

You are cordially invited to attend the 2007 annual meeting of stockholders of LCC International, Inc. to be held on Wednesday, December 26, 2007 at 11:00 a.m., Eastern Time, at the offices of LCC International, Inc., 7900 Westpark Drive, Suite A-315, McLean, Virginia 22102.

At this meeting, you will be asked to vote, in person or by proxy, on the following matters: (i) the election of seven members of the board of directors; and (ii) any other business as may properly come before the meeting or any adjournments thereof. The official notice of meeting, proxy statement, form of revocable proxy and our Annual Report on Form 10-K are included with this letter. The matters listed in the notice of meeting are described in detail in the proxy statement.

Regardless of your plans for attending in person, it is important that your shares be represented and voted at the 2007 annual meeting. Accordingly, you are urged to complete, sign and mail the enclosed revocable proxy as soon as possible.

Sincerely,

DEAN J. DOUGLAS
President and Chief Executive Officer

McLean, Virginia
December 13, 2007

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON DECEMBER 26, 2007
PROXY STATEMENT
SOLICITATION, VOTING AND REVOCABILITY OF PROXIES
MATTERS TO BE ACTED ON ELECTION OF DIRECTORS
MANAGEMENT
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE REPORT
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL
Summary Compensation Table
Grants of Plan-Based Awards
Outstanding Equity Awards at Fiscal Year-End
Option Exercises and Stock Vested
DIRECTOR COMPENSATION
BENEFICIAL OWNERSHIP OF COMMON STOCK
DATE OF SUBMISSION OF STOCKHOLDER PROPOSALS TO BE INCLUDED IN PROXY MATERIALS FOR 2008 ANNUAL MEETING
OTHER BUSINESS TO BE TRANSACTED

LCC INTERNATIONAL, INC.
7900 Westpark Drive, Suite A-315
McLean, Virginia 22102

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON DECEMBER 26, 2007

NOTICE IS HEREBY GIVEN that the 2007 annual meeting of stockholders (the “annual meeting”) of LCC International, Inc. will be held on Wednesday, December 26, 2007 at 11:00 a.m., Eastern Time, at the offices of LCC International, Inc., 7900 Westpark Drive, Suite A-315, McLean, Virginia 22102, to consider and act upon the following proposals:

1. To elect seven members of the board of directors; and

2. To transact such other business as may properly come before the annual meeting or any adjournments thereof.

The board of directors has fixed the close of business on November 7, 2007 as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting. Only holders of class A common stock of record at the close of business on the record date will be entitled to notice of and to vote at the annual meeting or any adjournments thereof. A list of our stockholders entitled to vote at the annual meeting will be open to the examination of any stockholder for any purpose germane to the meeting during ordinary business hours for a period of ten days before the annual meeting at our offices.

By Order of the Board of Directors,

PETER A. DELISO
Secretary

McLean, Virginia
December 13, 2007

LCC INTERNATIONAL, INC.
7900 Westpark Drive, Suite A-315
McLean, Virginia 22102

PROXY STATEMENT
Annual Meeting of Stockholders
December 26, 2007

SOLICITATION, VOTING AND REVOCABILITY OF PROXIES

This proxy statement and the accompanying notice of annual meeting and form of revocable proxy are being furnished, on or about December 13, 2007, to the stockholders of LCC International, Inc. (referred to in this proxy statement as “we,” “our,” “Company,” “us” or “LCC”), in connection with the solicitation of proxies by our board of directors to be used at the 2007 annual meeting of stockholders of LCC (referred to in this proxy statement as the “annual meeting”) to be held on Wednesday, December 26, 2007 at 11:00 a.m., Eastern Time, at our offices at 7900 Westpark Drive, Suite A-315, McLean, Virginia 22102, and any adjournment thereof.

The purpose of the annual meeting is to (i) elect seven members of the board of directors, and (ii) transact such other business as may properly come before the annual meeting or any adjournments thereof.

If the enclosed form of proxy is properly executed and returned to us in time to be voted at the annual meeting, the shares represented thereby will be voted in accordance with the instructions thereon. Executed but unmarked proxies will be voted FOR the election of seven directors to the board of directors. If any other matters are properly brought before the annual meeting, proxies will be voted in the discretion of the proxy holders. We are not aware of any such matters that are proposed to be presented at our annual meeting.

The cost of soliciting proxies in the form enclosed herewith will be borne entirely by us. We have retained Broadridge Financial Solutions, Inc. to solicit proxies by use of the mails on our behalf for a fee of approximately $6,300, which will be borne solely by us. In addition, proxies may be solicited by our directors, officers and regular employees, without extra remuneration, by personal interviews, telephone, telegraph or otherwise. We will request persons, firms and corporations holding shares in their names or in the names of their nominees, which are beneficially owned by others, to send proxy materials to, and obtain proxies from, the beneficial owners and will reimburse the holders for their reasonable expenses in doing so.

The securities which can be voted at the annual meeting consist of shares of our class A common stock (referred to as the “common stock”). Each outstanding share of common stock entitles its owner to one vote on each matter as to which a vote is taken at the annual meeting. The close of business on November 7, 2007 has been fixed by the board of directors as the record date for determination of stockholders entitled to vote at the annual meeting. The number of shares of common stock outstanding and entitled to vote on November 7, 2007 was 31,313,397. On December 22, 2006, RF Investors, L.L.C. (“RF Investors”) transferred all but 425,577 shares of its class B common stock to The Raj and Neera Singh Charitable Foundation, Inc. (the “Foundation”), and upon such transfer the transferred class B common stock and the remaining shares held by RF Investors converted to common stock. As a result, immediately after the transfer, the shares of common stock held by the Foundation and by RF Investors constituted approximately 15.81% and 1.68%, respectively, of the outstanding voting power of the common stock. The aggregate balance of the voting power of the common stock, approximately 82.5%, was held by the Company’s other stockholders. For additional explanation please see Note 14 to the Annual Report on Form 10-K which accompanies this proxy statement.

The presence, in person or by proxy, of shares of common stock issued and outstanding and constituting at least a majority of the votes entitled to vote on the record date is necessary to constitute a quorum at the annual meeting. Stockholders’ votes will be tabulated by our general counsel, who has been appointed by the board of directors to act as the inspector of election for the annual meeting. Under Delaware corporate law and our amended and restated bylaws, directors are elected by a plurality of votes cast by the shares present (in person or by proxy) and entitled to vote. Unless otherwise required by law or our restated certificate of incorporation or amended and restated bylaws, any other matter put to a stockholder vote will be decided by the affirmative vote of a majority of the votes cast on the matter. Shares of our common stock represented by proxies that are marked “abstain” or which constitute broker non-votes will be counted as present at the meeting for the purpose of determining a quorum, but none of the shares represented by these proxies will be counted for the purpose of determining the number of votes cast at the meeting. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not have discretionary voting power and does not receive voting instructions from the beneficial owner.

The presence of a stockholder at the annual meeting will not automatically revoke the stockholder’s proxy. However, a stockholder may revoke a proxy at any time prior to its exercise by (i) filing with our secretary a written notice of revocation, (ii) delivering to us a duly executed proxy bearing a later date, or (iii) attending the annual meeting and voting in person.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR
APPROVAL OF THE PROPOSAL SET FORTH IN THIS PROXY STATEMENT.

MATTERS TO BE ACTED ON

ELECTION OF DIRECTORS

(Proposal 1)

The entire board of directors consists of eight members. At the annual meeting, seven directors will be elected, each to serve until the next annual meeting of stockholders and until his or her successor is elected and qualified or until such director’s earlier death, resignation or removal. One seat on the board of directors will remain vacant. No decision has yet been made as to whether to fill this vacancy. Stockholders do not have cumulative voting rights and therefore, proxies cannot be voted for a greater number of persons than the nominees named in the proxy.

Unless otherwise instructed on the proxy, the persons named in the proxy to vote the shares represented by each properly executed proxy shall vote FOR the election as directors the persons named below as nominees. Directors will be elected by a plurality vote.

The board of directors recommends a vote FOR the election of its nominees for directors.

Information as to Nominees

Set forth below is certain information with respect to the nominees of the board of directors for election as directors at the annual meeting. Mr. Slaven was nominated by our nominating and corporate governance committee, upon the recommendation of Dean J. Douglas, our Chief Executive Officer, based on his prior business experiences and interactions with Mr. Slaven.

Name	Age	Position	Director Since

Julie A. Dobson	51	Chairperson of the Board of Directors	2003
Dean J. Douglas	50	Director	2005
Melvin L. Keating	60	Director	2007
Richard J. Lombardi	65	Director	2005
Susan Ness	59	Director	2001
Dr. Rajendra Singh	53	Director	1983
Mark A. Slaven	51	Director	—

Julie A. Dobson has served as the Chairperson of the board of directors since March 2005 and has been a director since July 2003. Ms. Dobson is a member of our audit committee and our compensation committee. Since 2002, Ms. Dobson has served as the Chairperson of TeleBright Corp., a company that develops software and tools for telecom services. From July 1998 until February 2002, Ms. Dobson was Chief Operating Officer of TeleCorp PCS, Inc., a wireless telecommunications provider. Ms. Dobson joined TeleCorp PCS as a start-up and was responsible for all aspects of operations and participated in raising debt and equity financing, until AT&T Wireless purchased the company in February 2002. Ms. Dobson spent 18 years with Bell Atlantic Corporation, a telecommunications company, where she held various positions in several of its domestic and international business units, including serving as President, New York region of Bell Atlantic Mobile (formerly Bell Atlantic Corp and now known as Verizon Wireless), from October 1997 through July 1998, Vice President, Strategic Planning and Business Development, Bell Atlantic Enterprises Corporation from 1996 to 1997, and President and Chief Executive Officer, Bell Atlantic Business Systems, International from 1993 to 1996. Ms. Dobson also serves on the board of directors of PNM Resources, Inc., a holding company of energy and energy-related companies, and Safeguard Scientifics, Inc., a holding company for information technology companies.

Dean J. Douglas has been a director since October 2005. He has been the President and Chief Executive Officer of the Company since October 4, 2005. From 2002 to 2005 Mr. Douglas served as Vice President, Communications and Distribution Sectors, IBM Global Services, a business segment of International Business Machines (“IBM”). In that position, Mr. Douglas was responsible for the outsourcing, out-tasking and business transformation services businesses for the telecommunications industry in the Americas, where his clients included most of the major telecommunications carriers. From 2000 to 2002, Mr. Douglas served as the general manager, Wireless Services of IBM Global Services. Prior to joining IBM in 2000, Mr. Douglas served in various capacities in the Cellular Infrastructure Group and the Land Mobile Products Sector of Motorola, Inc. (“Motorola”), the sector of Motorola that designs, manufactures and sells analog and digital two-way voice and data products and systems, as well as general manager of Motorola’s Invisix joint venture with Cisco Systems, Inc.

Melvin L. Keating has been a director since October 2007 and serves on our audit committee and as Chairperson of our compensation committee. He has been President and Chief Executive Officer of Alliance Semiconductor Corp, a worldwide manufacturer and seller of semiconductors, since October 2005. From April 2004 to September 2005, Mr. Keating served as Executive Vice President, Chief Financial Officer and Treasurer of Quovadx Inc., a healthcare software company. Mr. Keating was employed as a Strategy Consultant for Warburg Pincus Equity Partners, from 1997 to 2004, providing acquisition and investment target analysis and transactional advice while also serving on the board of directors and chairing the audit committee of Price Legacy, a public REIT he created with Warburg’s investment. Mr. Keating also was President and Chief Executive Officer of Sunbelt Management Company, a private, European-owned real estate development firm, from 1995 to 1997. From 1986 to 1995, Mr. Keating was Senior Vice President — Financial Administration of Olympia & York Companies/Reichmann International, responsible for joint ventures, financial reporting and acquisitions. Mr. Keating serves on the board of directors, and is chairman of the audit committee, of Integrated Silicon Solutions, Inc., a fabless semiconductor company that designs and markets integrated circuits for the digital consumer electronics, networking, mobile communications and automotive electronics markets. He is also on the board of directors, and a member of the audit committee, of Kitty Hawk Inc., a holding company of freight services companies.

Richard J. Lombardi has been a director since September 2005 and is the Chairperson of our audit committee and a member of our nominating and corporate governance committee. From 1998 to present, Mr. Lombardi has been a self-employed consultant providing services for various telecommunications entities, such as AT&T and NetCom Solutions. Mr. Lombardi was president of AT&T Government Markets, a company that engages in government contracts for network integration capabilities, professional services and advanced technologies, from 1993 to 1997. In addition to having been President of AT&T Government Markets, Mr. Lombardi was Vice President of AT&T Federal Systems and Vice President of the AT&T Southern Region from 1988 to 1993 and 1985 to 1988, respectively. Mr. Lombardi also served as a director and Chairperson of the audit and operations committee at NetCom Solutions International, Inc., a network services and logistics integration company, from 1998 to 2004. Mr. Lombardi has served on the executive committee of the Computer & Communications Industry Association, a nonprofit membership organization for companies in the computer, Internet, information technology and telecommunications industries, including serving one year as its Chairperson, since 1995.

Susan Ness has been a director since June 2001 and is the Chairperson of our nominating and governance committee, a member of our audit committee and a member of our compensation committee. She is President and CEO of GreenStone Media, LLC, a radio content production and syndication company formed in 2005. From 2001 to 2005, Ms. Ness was a business consultant to communication companies. She was Distinguished Visiting Professor of Communication at the Annenberg School for Communication (University of Pennsylvania) and Director of Information and Society of the Annenberg Policy Center for the 2001-2002 academic year. Ms. Ness was a commissioner of the Federal Communications Commission from 1994 until 2001. During her tenure with the Federal Communications Commission, Ms. Ness focused extensively on spectrum matters, both domestically and globally, including serving as the Federal Communications Commission’s senior representative to three world radio communications conferences. Prior to joining the Federal Communications Commission, Ms. Ness was a Vice President of American Security Bank, a full-service bank located in Washington, DC, and was the group head for lending to communications companies. She also was assistant general counsel to the Banking, Currency and Housing Committee of the United States House of Representatives during the mid-1970s. In May 2003, Ms. Ness became a director of Adelphia Communications Corporation, a cable media company which had previously filed for bankruptcy in June 2002.

Dr. Rajendra Singh is a co-founder of our Company and has been a director since our Company’s inception in 1983. Dr. Singh was our President from our formation in 1983 until September 1994, was Chief Executive Officer from January 1994 until January 1995, and was Treasurer from January 1994 until January 1996. Dr. Singh was co-Chairperson of our board of directors from January 1995 until September 1996 and was the Chairperson of our board of directors, interim President and Chief Executive Officer from October 1998 to May 1999. Since leaving his position as an officer with the Company, Mr. Singh has concentrated on managing his investments and other assets.

Dr. Singh is also the principal owner of Cherrywood Holdings, Inc. (“Cherrywood”), an investment company in wireless service and technology. From 1994 to present, Dr. Singh has been co-Chair of the members committee of Telcom Ventures, L.L.C. (“Telcom Ventures”), an investment firm specializing in wireless service providers and emerging wireless technologies, as well as RF Investors, an investment company in wireless service and technology. In addition, Dr. Singh established, developed and directed APPEX, Inc., a billing services firm sold to Electronic Data Systems in October 1990. Dr. Singh is married to Neera Singh, a director and a former executive officer of our Company.

Mark A. Slaven is a nominee for election to the board of directors at the annual meeting. He has served as the Executive Vice President, Chief Financial Officer and Treasurer of Cross Match Technologies, Inc. (“Cross Match”) since August 2006. He served as the Senior Vice President, Chief Financial Officer and Treasurer of Cross Match from October 2005 until August 2006. From October 2004 until August 2005, Mr. Slaven served as Chief Financial Officer of Spectrasite Communications, Inc., a North American wireless communications site operator. In June 1997, Mr. Slaven joined 3Com Corporation, a networking solution provider, where he served as a Vice President until June 2002, at which time he was promoted to Chief Financial Officer and served in such capacity until August 2004. Prior to that time, he held a variety of senior financial management positions at Lexmark International, Inc. and International Business Machines Corporation. He also practiced as an engineer with General Dynamics Corporation.

Corporate Governance and Related Matters

Our board of directors and audit committee have implemented a number of corporate governance measures designed to serve the long-term interests of our stockholders and employees. The corporate governance measures comply with rules adopted by NASD and the Securities and Exchange Commission, or the SEC. Our board will continue to evaluate, and improve upon as appropriate, our corporate governance principles and policies. Set forth below are several of the corporate governance initiatives adopted by our board of directors and audit committee to assure that we are governed by the highest standards.

Corporate Standards of Conduct.  Our board of directors and audit committee have adopted the Company’s Corporate Standards of Conduct, or the Policy. The Policy is a code of conduct and ethics applicable to every director, officer and employee of our Company and sets forth our policies and expectations on a number of topics, including conflicts of interest, relationships with others, corporate payments, disclosure policy, compliance with laws, corporate opportunities and the protection and proper use of our assets. We have also established formal procedures for receiving and handling complaints regarding accounting, auditing and internal controls matters. Employees or others can report concerns on an anonymous basis by e-mailing or writing to our general counsel at the addresses provided on our website. Any concerns regarding accounting or auditing matters so reported will be communicated to our audit committee.

Director Independence.  The board of directors has affirmatively determined that a majority of our current directors are “independent” within the meaning of NASD rules. For a director to be “independent” under such rules, (i) the director is not precluded from being deemed “independent” under certain specific NASD provisions; and (ii) the board of directors affirmatively determines that the director has no relationship which, in the board’s opinion, would interfere with the director’s exercise of independent judgment in carrying out such director’s responsibilities.

Audit Committee Independence and Financial Expertise.  Rules adopted by the NASD and the SEC in 2003 impose additional independence requirements for all members of the audit committee. Our board of directors has determined that each of the current members of our audit committee meets these additional independence requirements. The SEC also adopted rules requiring issuers to disclose whether it has at least one “audit committee financial expert” and, if so, the name of the expert and whether the expert is “independent” as that term is used in the SEC rules. Our board has determined that Ms. Dobson and Mr. Keating each qualify as our “audit committee financial expert” within the meaning of the SEC rules, and that all of the members of our audit committee are “independent” as that term is used in the SEC rules. The audit committee’s responsibilities are described in a written charter adopted by our board of directors and include the responsibility of selecting our independent accountants, examining and considering matters relating to our financial affairs and reviewing our financial releases, interim annual financial statements, reviewing the scope of the independent annual audit and internal audits and the independent auditors’ letter to management concerning the effectiveness of our internal financial and accounting controls, approving guidelines for the hiring of former employees of the independent auditors, and reviewing the policies regarding expense accounts and perquisites and annually auditing travel and entertainment expenses of senior executives.

Nominating and Corporate Governance Committee.  The nominating and corporate governance committee is charged with identifying individuals qualified to become board members, recommending to the board the director nominees for the next annual meeting of stockholders, recommending to the board desired changes to the size and composition of the board, considering from time to time the board committee structure and makeup and recommending to the board retirement policies and procedures affecting board members. The committee also takes a leadership role with respect to our corporate governance practices. Each member of this committee is “independent” within the meaning of the NASD rules.

The nominating and corporate governance committee charter sets forth certain criteria for the committee to consider in evaluating potential director nominees. The charter provides that the committee, in selecting nominees, should assess the nominee’s qualifications as independent as well as his or her knowledge, perspective, skills, broad business judgment and leadership, relevant industry or regulatory affairs knowledge, business creativity and vision, experience, age and diversity.

Our nominating and corporate governance committee relies primarily on recommendations from management and members of the board to identify director nominee candidates. When appropriate, the committee may retain search firms to assist in identifying suitable candidates. The committee also will consider timely written suggestions from stockholders. Stockholders wishing to suggest a candidate for director nomination for the 2008 annual meeting should mail their suggestions to LCC International, Inc., 7900 Westpark Drive, Suite A-315, McLean, Virginia 22102, Attn: Secretary. Suggestions must be received by our secretary no later than the date designated for receipt of stockholders’ proposals in a prior public disclosure made by us. If there has been no such prior public disclosure, then a stockholder’s notice must be delivered, or mailed and received, not less than 60 days nor more than 90 days prior to the annual meeting; provided, however, that in the event that less than 70 days’ notice of the date of the annual meeting is given to stockholders or prior public disclosure of the date of the meeting is made, notice by the stockholder must be received no later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. Director nominee candidates recommended by our stockholders are evaluated in the same manner in which candidates recommended by other sources are evaluated. In addition, pursuant to our amended and restated bylaws, stockholders eligible to vote at the annual meeting may also make nominations for directors if such nominations are made pursuant to timely notice, as specified above, in writing to our secretary and include certain information concerning the nominating stockholder and each person the stockholder proposes to nominate for election, as detailed in Section 3.4 of our amended and restated bylaws (dated July 23, 1996).

Compensation Committee.  Each member of our compensation committee (referred to in this proxy statement as the “compensation committee”) is “independent” within the meaning of the NASD rules. The compensation committee has overall responsibility for approving and evaluating our compensation plans, policies and programs, including administering our stock incentive plans. The compensation committee considers and makes recommendations to our board of directors with respect to programs for human resource development and management organization and succession, approves changes in senior executive compensation and considers and makes recommendations to our board of directors with respect to general compensation matters and policies. There is no charter for this committee. Additional information about this committee can be found under the heading “Compensation Discussion and Analysis” below.

Communicating with the Board of Directors.  The board welcomes communications from stockholders and has adopted a procedure for receiving and addressing stockholder communications. Stockholders may send written communications to the entire board by addressing such communications to LCC International, Inc., 7900 Westpark Drive, Suite A-315, McLean, Virginia 22102, Attn: Secretary. Our corporate secretary will provide all such correspondence to the entire board of directors.

Availability of the Policy and Committee Charters.  The written charters governing the audit committee and the nominating and corporate governance committee, as well as the Policy, are posted on the corporate governance page of our website at http://www.lcc.com. You may also obtain a copy of any of these documents without charge by writing to LCC International, Inc., 7900 Westpark Drive, Suite A-315, McLean, Virginia 22102, Attn: Secretary.

Board Meetings and Committee Meetings

During the year ended December 31, 2006, our board of directors held 14 meetings, and it took action by unanimous written consent on two occasions. No director attended fewer than 75% of the total number of meetings of our board of directors or any committee of our board of directors on which he or she served during the period on which he or she served. Four members of the board of directors attended our 2006 annual meeting of stockholders. We encourage, but do not require, members of our board of directors to attend the annual meeting of stockholders.

Our nominating and corporate governance committee is currently comprised of Mr. Lombardi and Ms. Ness. Ms. Ness is chairperson of our nominating and corporate governance committee. During fiscal year 2006, our nominating and corporate governance committee was comprised of the same members and Mr. Mark Ein, who resigned as a director effective October 19, 2007. Our nominating and corporate governance committee met one time during the year ended December 31, 2006.

Our compensation committee currently is comprised of Ms. Dobson, Mr. Keating and Ms. Ness. Mr. Keating is chairperson of our compensation committee. During fiscal year 2006, our compensation committee was comprised of Ms. Dobson, Mr. Ein and Ms. Ness. Our compensation committee met four times and it took action by unanimous written consent on four other occasions during the year ended December 31, 2006.

Our audit committee currently is comprised of Ms. Dobson, Mr. Keating, Mr. Lombardi and Ms. Ness. Mr. Lombardi is serving as chairperson of our audit committee. During fiscal year 2006, our audit committee was comprised of the same members, with the exception of Mr. Keating. The audit committee held 12 meetings during the year ended December 31, 2006.

MANAGEMENT

Our executive officers, and their respective ages as of November 7, 2007, are as follows:

Name	Age	Position

Dean J. Douglas	50	President and Chief Executive Officer
Louis Salamone, Jr.	60	Executive Vice President, Chief Financial Officer and Treasurer
Carlo Baravalle	46	Executive Vice President, Europe, Middle-East, Africa and Asia-Pacific
Peter A. Deliso	46	Senior Vice President New Ventures, General Counsel and Secretary
Kenneth M. Young	43	Senior Vice President, Chief Marketing Officer, and President of Americas

Dean J. Douglas has served as the President and Chief Executive Officer of the Company since October 4, 2005. From 2002 to October 2005 Mr. Douglas served as Vice President, Communications and Distribution Sectors, IBM Global Services, a business segment of IBM. In that position, Mr. Douglas was responsible for the outsourcing, out-tasking and business transformation services businesses for the telecommunications industry in the Americas, where his clients included most of the major telecommunications carriers. From 2000 to 2002, Mr. Douglas served as the General Manager, Wireless Services of IBM Global Services. Prior to joining IBM in 2000, Mr. Douglas served in various capacities in the Cellular Infrastructure Group and the Land Mobile Products Sector of Motorola, as well as General Manager of Motorola’s Invisix joint venture with Cisco Systems, Inc.

Louis Salamone, Jr. has served as Senior Vice President, Chief Financial Officer and Treasurer since May 15, 2006. He was promoted by the board of directors to Executive Vice President, Chief Financial Officer and Treasurer effective January 1, 2007. Mr. Salamone served as Senior Vice President and Chief Financial Officer of Global eXchange Services, a provider of business-to-business integration, synchronization and collaboration solutions from December 2004 until May 2006. Prior thereto, Mr. Salamone served as Senior Vice President and Chief Financial Officer of US internetworking (“USi”), a leading Application Service Provider (“ASP”), from May 2002 to November 2004. He joined USi following the merger of Interpath Communications, Inc. (“Interpath”), another leading ASP, and USi, both of which were controlled by Bain Capital, as part of USi’s emergence from bankruptcy in May of 2002. Mr. Salamone served as Executive Vice President and Chief Financial Officer of Interpath from November of 2000 until its merger with USi in May 2002. Prior to joining Interpath, Mr. Salamone was Executive Vice President and Chief Financial Officer and a member of the board of directors from March 1996 to June 2000 of Applied Graphics Technologies, Inc., a multinational leader in providing a broad range of graphics and media related services to the advertising and entertainment industries as well as directly to advertisers and media companies. From 1993 to 1996, Mr. Salamone served as Senior Vice President and Chief Financial Officer of Nextel Communications, Inc., a leading provider of wireless communications services. Mr. Salamone began his career with Deloitte + Touche (“Deloitte”) in 1968 where he was a partner. While with Deloitte he served in various leadership capacities, including Partner in Charge of the New York Metro Region middle market practice and was a leader in the firm’s High Technology practice.

Carlo Baravalle served as Executive Vice President of the Europe, Middle-East, Africa and Asia-Pacific regions on a full-time independent contractor basis beginning December 2006 until November 29, 2007, and a Senior Vice President since December 2004. From May 2001 until December 2004, Mr. Baravalle served as our Senior Vice President, Europe, Middle-East, Africa and Asia-Pacific. From January 2000 to May 2001, Mr. Baravalle was Managing Director, international development and operations, of MoneyExtra PLC. MoneyExtra PLC became Exchange FS Group PLC, a company that develops, distributes, and supports electronic trading in the insurance industry and consumer and financial services on the internet, and was responsible for the development and management of its international operations. From 1998 to 2000, Mr. Baravalle was Vice President, Product Marketing, GSM-UMTS, the wireless division for Lucent Technologies and which respectively stand for the Global System for Mobile Communications and Universal Mobile Telecommunications System business, where he was responsible for all strategy, business planning, marketing, sales support and partnership activities worldwide for the GSM, GPRS and UMTS product lines. From 1996 to 1998, Mr. Baravalle was Director of Corporate Finance for Warburg Dillon Reed’s telecom sector. Warburg Dillon Reed is now known as UBS Warburg, a financial firm involved in the wealth management business, global investment banking and securities. From 1993 to 1996, Mr. Baravalle was Business Development Director for British Telecom (“BT”), where he was responsible for implementing BT’s global strategy through external growth. Mr. Baravalle has also held positions in strategic consulting and finance.

Peter A. Deliso has served as our Senior Vice President, New Ventures, General Counsel & Secretary since October 2005, as our interim Chief Executive Officer from March 2005 to October 2005, and as our Vice President Corporate Affairs, General Counsel and Secretary since June 1994. During this time, Mr. Deliso has served as a principal member of the Company’s senior executive staff, assuming various legal, operational and corporate development roles with the Company. From late 1989 until January 1994, Mr. Deliso served as corporate counsel for Mobile Telecommunications Technologies Corp. (“Mtel”) and its various domestic and international subsidiaries. Prior to his employment with Mtel, Mr. Deliso was with the law firm of Garvey, Schubert & Barer specializing in international, corporate and securities law.

Kenneth M. Young has served as Senior Vice President, Chief Marketing Officer and President of Americas since July 2007 and as Senior Vice President and Chief Marketing Officer from May 2006 to July 2007. From May 2004 to May 2006, Mr. Young served as Chief Operating Officer for Liberty Media’s Connectid mobile content subsidiary as well as Senior Vice President and Chief Marketing Officer of Liberty Media’s TruePosition location based services organization. Before joining Liberty Media, Mr. Young spent over 16 years with the now AT&T corporation and held senior management positions with Cingular Wireless, SBC Wireless, and Southwestern Bell Telephone operations. During his tenure with SBC, Mr. Young led various marketing, sales, business development and P&L operations focused on consumer and enterprise markets.

COMPENSATION DISCUSSION AND ANALYSIS

This section provides information regarding the compensation policies and programs in place for our principal executive officer, the two individuals who served as our principal financial officer in 2006 and the other highest paid executive officers of the Company who were serving as executive officers as of December 31, 2006 (collectively, our “NEOs”). It includes, among other things, the overall objectives of our compensation program and each element of compensation that we provide.

Compensation Philosophy and Objectives

Our overall compensation philosophy is designed to facilitate the recruitment, retention and motivation of our executive officers and employees and to align their incentives with those of our stockholders. In this regard, our compensation objectives are:

•	To provide a compensation package at a level at which we can successfully recruit talented executives;

•	To reward executive officers in a manner that is directly associated with creating stockholder value;

•	To compensate employees fairly and equitably in return for high-quality delivery of services to our clients;

•	To reward employees for supporting profit growth, disciplined spending, identifying and seizing opportunities to save, and hard work; and

•	To reward employees as stockholders and contributors as Company profitability increases and thereby retain valuable employees.

Our compensation committee is charged with making decisions with respect to the compensation of our NEOs, as well as our other executive officers, and administering our various incentive and benefit plans.

Setting Executive Compensation

In determining each of the components of the compensation paid to our executive officers, including the NEOs, as well as the amount of each component, the compensation committee looks to both objective/market-based metrics, as well as more subjective/internal analyses.

Market Analysis

In setting the total compensation packages for our NEOs, the compensation committee periodically engages independent outside consultants, such as Mercer, the Hay Group and Watson Wyatt, to assist us in determining the reasonableness of executive compensation for our executive officers by providing their insight into current compensation philosophies, current market trends and compensation benchmark data for both public and private companies within the wireless telecommunications industry. For each executive position in our Company, the benchmark data our consultants provide is based upon a range of compensation packages for each comparable position of other companies within the wireless industry.

To supplement and confirm the analysis provided by our consultants, the compensation committee consults the public filings of a smaller group of similar telecommunications companies and those we consider our “peer group.” This smaller group of companies changes from year to year, but has historically included Boston Communications Group Inc., FiberTower Network Services Corp., Wireless Facilities, Inc., Telecommunications Systems Inc. and WPCS International Inc.

Internal Analysis

In addition to the market analysis described above, the compensation committee also reviews the results of operations during the course of the previous year. The compensation committee compares this with our targeted results for the year, and compares these results with the operating results of the peer group. In addition, the compensation committee reviews and approves the proposed compensation levels of each of our executives, including the bonus programs and equity grant programs, to determine whether the compensation packages provided to executives are appropriate given the information garnered above.

Role of Executive Officers in Compensation Discussions

With regard to compensation paid to each NEO other than himself, Mr. Douglas reviews, on at least an annual basis, the amount of each component of compensation paid to each NEO during the previous year. That analysis factors the executive’s individual performance, contribution to the Company and execution of responsibilities. Based on this review, Mr. Douglas makes recommendations to the compensation committee regarding the compensation to be paid to such persons during the following year. While the compensation committee takes Mr. Douglas’ recommendations into consideration, the compensation committee makes the ultimate decision relating to the amounts and form of compensation paid to the NEOs based on the totality of its analysis. Mr. Douglas is present during the compensation committee’s deliberations of the compensation paid to each NEO other than himself. The compensation committee also may meet in executive session to discuss these recommendations. Mr. Douglas is not present for the executive session. The review of Mr. Douglas’ compensation from year-to-year is conducted exclusively by the compensation committee.

Elements of Compensation

For the fiscal year ended December 31, 2006, we paid the following compensation to our NEOs:

•	Base salary;

•	Long-term equity awards;

•	Annual incentive cash compensation; and

•	Post-termination compensation.

The compensation committee considers these elements in the aggregate in determining the total compensation to be paid to our NEOs for a given year.

Base Salary

We provide the NEOs with a base salary that we believe is competitive and compensates them for services rendered during the year. In addition, as discussed below, the annual incentive award granted to each NEO is based on a percentage of the NEO’s base salary.

In setting the base salary of our chief executive officer only, the compensation committee determined that it was in the best interests of the Company and its stockholders to set the base salary at the lower end of salaries of chief executive officers of our peer group and increase the compensation to our chief executive officer in the form of equity awards (options, restricted stock units, etc.). The goal of compensating our chief executive officer in this manner is to tie his compensation to the performance of the Company through equity rights. Under this model, the chief executive officer is incented to focus on areas that result in an increase in price per share of our stock and a better overall return to our stockholders.

Long-Term Equity Participation

Historically, we have granted equity awards, in the form of both performance-based and service-based stock options and service-based restricted stock units, to our NEOs pursuant to our Equity Incentive Plan. In recent years, including in 2006, the compensation committee determined that the majority of the awards made to our NEOs under the Equity Incentive Plan should be in the form of performance-based options so that our NEO’s interests are closely aligned with those of our stockholders. To that end, of the approximately 4,000,000 shares outstanding under our Equity Incentive Plan, approximately 2,000,000 are based on performance criteria. Specifically:

•	Mr. Douglas, our President and Chief Executive Officer, was granted 1,000,000 options which vest in 25% increments if and when the 20-day average closing price per share of our common stock equals or exceeds the following amounts (as adjusted for stock splits and reverse stock splits): $4.00, $5.75, $7.25 and $9.00.

•	Mr. Baravalle, our Executive Vice President, Europe, Middle-East, Africa and Asia-Pacific, was granted 400,000 options which vest in 25% increments if and when the 20-day average closing price per share of our common stock equals or exceeds the following amounts (as adjusted for stock splits and reverse stock splits): $4.25, $6.00, $7.50 and $9.00.

•	Mr. Salamone, our Executive Vice President, Chief Financial Officer and Treasurer, was granted 400,000 options which vest in 25% increments if and when the 20-day average closing price per share of our common stock equals or exceeds the following amounts (as adjusted for stock splits and reverse stock splits): $4.00, $5.75, $7.25 and $9.00.

•	Mr. Young, our Senior Vice President, Chief Marketing Officer, and President of Americas, was granted 175,000 options which vest in 25% increments if and when the 20-day average closing price per share of our common stock equals or exceeds the following amounts (as adjusted for stock splits and reverse stock splits): $4.00, $5.75, $7.25 and $9.00.

The amount of equity compensation that is provided to each NEO in a given year is generally determined by reference to the number of shares remaining available for issuance under the Equity Incentive Plan, the trading price of a share of our common stock, the potential trading price of a share of our common stock considering our future business plans and the potential proceeds from equity ownership our NEO’s could realize. In addition, we have begun to grant equity awards to key employees based upon this same methodology, adjusted to reflect the appreciation in share price.

Annual Incentive Cash Compensation

Our NEOs participate in the Executive Bonus Plan. Pursuant to the Executive Bonus Plan, the NEO may receive a cash bonus if performance targets for the applicable year are met. The performance targets are established by the compensation committee at the beginning of each year. For each of our NEOs, other than Mr. Douglas, performance targets for the 2006 fiscal year were based solely on the attainment of EBITDA goals for the region in which the NEO has primary responsibility. For all of our NEOs other than Mr. Baravalle and Mr. Greenwell, EBITDA goals were for the Company’s worldwide operations. For Mr. Baravalle the EBITDA goals were for the Company’s Europe, Middle-East, and Africa operations and for Mr. Greenwell, former Senior Vice President, the Americas and Asia-Pacific, the EBITDA goals were for the Company’s North America and Asia-Pacific operations.

The compensation committee chose EBITDA as the appropriate performance target for the Executive Bonus Plan for 2006 because this measure focuses on the profitability of the relevant segment of the Company as opposed to revenue. For Mr. Douglas, in addition to EBITDA, the compensation committee determined that his annual incentive bonus would be based on growing new areas of our business and divesting the Company’s U.S. network deployment business.

For 2006, the NEOs were eligible to receive target bonuses in a range of 50% to 100% of their base salaries. In the cases of Mr. Douglas and Mr. Salamone, their employment agreements provide that each year their target bonus opportunity will be 100% and 75%, respectively, of their base salary in effect for such year.

The following is a summary of the bonus potential for each of our NEOs for 2006:

Executive	Target Bonus as a Percentage of Base Salary

Dean J. Douglas	100%
Louis Salamone, Jr.	75%
Carlo Baravalle	50%
Peter A. Deliso	50%
Kenneth M. Young	50%
James W. Greenwell	50%
Charles R. Waldron	50%

After reviewing the 2006 financial performance of the Company, the compensation committee determined that the EBITDA performance targets were met at the maximum potential EBITDA performance target for Mr. Baravalle. The amount of Mr. Baravalle’s bonus is set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

Mr. Greenwell, former Senior Vice President, the Americas and Asia-Pacific, and Mr. Waldron, former Senior Vice President, Chief Financial Officer and Treasurer, were not employed at the end of 2006. With respect to the other NEOs who were employed by the Company at the end of the year, the compensation committee determined that the EBITDA performance targets were not met. As a result, the committee determined that it was advisable not to grant a bonus under the Executive Bonus Plan. The committee recognized, however, the contributions and efforts of the other NEOs during 2006, including the successful divestiture of the Company’s deployment business and progress made in realizing the Company’s strategic goals and, in light of these efforts, the committee decided to exercise its discretion to grant these NEOs a discretionary bonus in the amounts set forth in the “Bonus” column of the Summary Compensation Table.

The committee gave each NEO who earned a bonus the option to receive his bonus in cash or in fully vested stock units. In either case, the bonuses will be paid on the first day that the next trading window for executive officers opens under the Company’s insider trading policy. Each of Messrs. Douglas, Salamone, Deliso and Young elected to receive 100% of his bonus in fully vested stock units and Mr. Baravalle elected to receive his bonus in cash. The number of stock units each NEO who has elected to receive stock units will receive will be equal to the NEO’s bonus amount divided by the fair market value of a share of our common stock on the first day that the next trading window for executive officers opens under the Company’s insider trading policy, provided that the price used would be no less than $4.27 per share, which was the closing price on the trading day immediately prior to the date of the meeting at which the committee approved the bonus award.

Equity Grant Practices

Historically, the compensation committee has made broad-based, annual grants of equity awards to our employees. Typically, this was done on the first regularly scheduled compensation committee meeting of each year, which is generally in February. The exercise price of these options is the closing market price of our common stock on the date prior to the date of grant, and the date of grant is the date of compensation committee approval of the award.

Recently, the compensation committee has transitioned to a practice of granting equity awards primarily to our executive officers and other senior employees of the Company. These grants are generally made throughout the year in connection with new hires or otherwise in the discretion of the compensation committee. The compensation committee generally meets as necessary to make these awards and the exercise price for any options granted will be the closing market price of our common stock on the date prior to such grant date.

Pursuant to a resolution of the compensation committee adopted in 2000, the chief executive officer was authorized to make grants through the end of 2006 to newly hired employees below the level of vice president for options and restricted stock units in an amount according to a sliding scale dependent upon the level of the newly hired employee. This authorization is no longer in effect.

We do not have a program, plan or practice of timing equity grants in coordination with the release of material non-public information.

Post-Termination Compensation

We have entered into agreements with certain of our NEOs providing for payments and other benefits if the NEO’s employment terminates due to certain circumstances, such as being terminated without “cause,” leaving employment for “good reason” or upon a change in control.

The severance arrangements for Messrs. Douglas and Salamone are set forth in their employment agreements with the Company. The compensation committee believes these severance arrangements are an important part of overall compensation for Messrs. Douglas and Salamone as they provide reasonable protection of their expectations in joining the Company, specifically with respect to their equity incentive grants. The severance arrangements for Mr. Deliso are set forth in the Company’s Change in Control Severance Plan. The severance arrangements for Mr. Baravalle are set forth in the Settlement Agreement described under the heading “Actions Taken After Fiscal Year-End — Termination of Baravalle Consulting Agreement.”

Additional information regarding these post-termination agreements, including a definition of key terms and a quantification of benefits that would have been received by our NEOs had termination occurred on December 31, 2006, is found under the heading “Potential Payments upon Termination or Change of Control.”

The compensation committee also believes that these arrangements are important as a recruitment and retention device as all or nearly all of the companies with which the Company competes for talented executives have similar agreements in place for their NEOs.

Compensation Deductibility Policy

Under Section 162(m) of the Internal Revenue Code of 1986, as amended, and applicable Treasury regulations, no deduction is allowed for annual compensation in excess of $1,000,000 paid by a publicly-traded company to its chief executive officer and, pursuant to recent IRS interpretations, the three other most highly compensated officers. Under those provisions, however, there is no limitation on the deductibility of “qualified performance-based compensation.” In general, our policy has been, and will continue to be, to maximize the extent of tax deductibility of executive compensation under the provisions of Section 162(m) so long as doing so is compatible with its determinations as to the most appropriate methods and approaches for the design and delivery and compensation to our executive officers.

Actions Taken After Fiscal Year-End

Termination of Baravalle Consulting Agreement

Pursuant to a Consulting Agreement between LCC UK Limited, a subsidiary of the Company (“LCC UK”), and SEMAB Management Srl, a private limited liability company controlled by Mr. Baravalle (“SEMAB”), dated as of December 23, 2004 (the “SEMAB Consulting Agreement”), Mr. Baravalle served as the Company’s Executive Vice President, Europe, Middle-East, Africa and Asia-Pacific. As previously disclosed on Form 8-K filed by the Company on October 11, 2007, LCC UK served a twelve-month notice of termination to SEMAB, pursuant to the terms of the SEMAB Consulting Agreement on October 5, 2007. Mr. Baravalle has provided services to LCC UK and the Company under the terms of the SEMAB Consulting Agreement since December 23, 2004.

On November 29, 2007, LCC UK and SEMAB executed a Settlement Agreement pursuant to which Mr. Baravalle ceased to serve as the Company’s Executive Vice President, Europe, Middle-East, Africa and Asia-Pacific and, effective November 29, 2007, he assumed the role of Senior Advisor to the Chief Executive Officer focused on business development activities primarily in the Middle East. Pursuant to the Settlement Agreement, Mr. Baravalle will be paid his regular monthly fees through April 5, 2008, at which point he will receive a lump sum payment of Euro 228,000. He will also be eligible to receive bonus compensation as described in the Settlement Agreement.

COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE

Julie A. Dobson
Susan Ness

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

Each of our NEOs is eligible to receive severance payments and other benefits in the event of termination of employment or a change of control of the Company. The payments for Messrs. Douglas and Salamone are set forth in their employment agreements while the payments for certain of our other NEOs are set forth in our Change in Control Severance Plan, adopted in June 2005. In addition, certain awards granted under our Equity Incentive Plan are affected by a change in control of the Company.

Employment Agreements with Mr. Douglas and Mr. Salamone

Severance Payments

We entered into employment agreements with Mr. Douglas on October 4, 2005 and Mr. Salamone on April 21, 2006. These agreements provide for severance and change in control payments as follows:

•	Death or Disability. If the executive’s employment is terminated by reason of his death or disability, he will be entitled to receive any earned and unpaid salary, earned and unpaid benefits (such as accrued but unused vacation), and prior years’ bonuses earned but not yet paid;

•	Non-Renewal. If the executive’s employment is terminated due to his election not to renew the employment agreement or by our election not to renew the agreement at any time after his 66th birthday, the executive will be entitled to earned and unpaid salary, earned and unpaid benefits, prior years’ bonuses earned but not yet paid, and any earned bonus for his final year of employment;

•	Cause, Without Good Reason. If the executive’s employment is terminated by us for “cause,” or by the executive without “good reason,” the executive is entitled to receive any earned and unpaid salary and benefits, but not any bonuses.

•	as used in the employment agreements, “cause” means (i) the executive’s committing a felony or act of fraud or neglect; (ii) the continuing failure of the executive to perform his duties; (iii) any material violation of a published Company policy; (iv) any material violation of the non-competition, non-solicitation, non-disclosure and assignment of inventions covenants contained in the employment agreement; or (v) the executive’s material breach of his employment agreement.

•	as used in the employment agreements, “good reason” means (i) a material reduction of the executive’s authority, duties and responsibilities; (ii) a reduction in the executive’s annual salary, except in connection with a reduction in compensation generally applicable to senior management, provided that for Mr. Salamone, such a reduction may not exceed 15% of his base salary as established on April 21, 2006; (iii) the Company’s material and willful breach of the employment agreement; and (iv) in the case of Mr. Douglas, (A) a requirement that his work location be moved more than 50 miles from McLean, Virginia, or (B) the failure of the Company to obtain the assumption of Mr. Douglas’ employment agreement by its successor.

•	Without Cause, For Good Reason. If the executive’s employment is terminated by us without cause, or by the executive for good reason, or as a result of the Company’s election not to renew the executive’s employment agreement at any time prior to his 66th birthday, the executive is entitled to receive:

•	any earned and unpaid salary and benefits;

•	prior years’ bonuses earned but not yet paid; and

•	a severance payment equal to, in the case of Mr. Douglas, 1.5 times, and in the case of Mr. Salamone, one time, the sum of his annual salary in effect on the day of termination and his target bonus for the calendar year in which the termination of his employment occurs or, if no target bonus for the year of termination has been set on or prior to the termination of his employment, the target bonus for the prior year.

•	Without Cause or For Good Reason in Change in Control Period. If the executive’s employment is terminated by us without cause, or by the executive for good reason or as a result of the Company’s election not to renew the executive’s employment agreement at any time prior to his 66th birthday, in the case of

Mr. Douglas within 3 months prior to or 18 months following a change in control of the Company, and in the case of Mr. Salamone, within 365 days following a change in control of the Company, each executive will receive:

•	the severance benefits described above (in the event of a termination without cause or a termination for good reason), except that the severance payment for Mr. Douglas will equal 2 times the sum of his annual salary and target bonus and the severance payment for Mr. Salamone will equal 1.5 times his annual salary and target bonus;

•	an amount equal to any excise taxes charged to them as a result of his receipt of change in control payments; and

•	in the case of Mr. Douglas only, if he elects COBRA health care continuation coverage, for 12 months following termination of his employment he will be entitled to the difference between his share of pre-termination group health plan costs and the cost of COBRA coverage.

The payments described above would be made in a lump sum within 30 days of the date of termination, unless a delay is required in order to avoid an excise tax pursuant to Section 409A of the Internal Revenue Code.

Acceleration of Certain Equity Grants

In addition to the above severance arrangements, pursuant to the employment agreements, (i) Mr. Douglas was granted 500,000 restricted stock units and options to purchase 1,000,000 shares of our common stock, and (ii) Mr. Salamone was granted 150,000 restricted stock units and options to purchase 400,000 shares of our common stock. The executive’s employment agreement provides for accelerated vesting of such equity awards in the following circumstances:

Death or Disability:  If the executive’s employment is terminated by reason of his death or disability, 100% of the outstanding restricted stock units and options vest.

Without Cause, For Good Reason:  If the executive’s employment is terminated by us without cause, or by the executive for good reason, 100% of the outstanding restricted stock units vest.

Without Cause or For Good Reason in Change in Control Period:  If the executive’s employment is terminated by us without cause, or by the executive for good reason, in either case within three months prior to, or 18 months following a change in control of the Company, 100% of the outstanding options vest.

Change in Control within 18 months of Grant Date:  If there is a change in control within 18 months of the grant date, the restricted stock units will vest to the extent of 66 2/3% of the total amount thereof and the options will vest to the extent of 50% of the amount thereof.

Conditions to Receipt of Severance Payments

Pursuant to the employment agreements, Mr. Douglas and Mr. Salamone each agreed that, during the term of the employment agreement and for one year thereafter, he would not engage in any competitive activity with us or solicit any of our employees, customers or vendors. The employment agreements also contain an agreement by the executives to maintain the confidentiality of our confidential information.

Summary of Payments

The following is a summary of the estimated payments Mr. Douglas would have received in connection with a termination of employment. The summary below assumes that (i) Mr. Douglas was terminated on December 31, 2006, (ii) our stock price was equal to $4.05, the closing market price of our stock on December 29, 2006, the last trading day of 2006, and (iii) upon termination of employment he had been fully paid all earned salary and prior years’ bonuses.

					Acceleration of
	Bonus for Final				Equity Awards	Tax Gross Up
	Year of Employment		Severance	Benefits	(Intrinsic Value)	Payments	Total

Death or Disability	—		—	—	$2,910,003	—	$2,910,003
Non-Renewal of Agreement prior to 66th Birthday	$375,000	(1)	—	—	—	—	$375,000
Termination without Cause or for Good Reason	—		$1,125,000	—	$1,350,003	—	$2,475,003
Termination without Cause or For Good Reason during Change in Control Period	—		$1,500,000	$3,490	$2,910,003	$1,580,662	$5,994,155

(1)	Assumes Mr. Douglas worked until December 31, 2006 and that target EBITDA goals for the year were attained.

The following is a summary of the estimated payments Mr. Salamone would have received in connection with a termination of employment. The summary below assumes that (i) Mr. Salamone was terminated on December 31, 2006, (ii) our stock price was equal to $4.05, the closing market price of our stock on December 29, 2006, the last trading day of 2006, and (iii) upon termination of employment he had been fully paid all earned salary and prior years’ bonuses.

					Acceleration of
	Bonus for Final				Equity Awards	Tax Gross Up
	Year of Employment		Severance	Benefits	(Intrinsic Value)	Payments	Total

Death or Disability	—		—	—	$727,500	—	$727,500
Non-Renewal of Agreement prior to 66th Birthday	$103,311	(1)	—	—	—	—	$103,111
Termination without Cause or for Good Reason	—		$514,666	—	$607,500	—	$1,122,166
Termination without Cause or For Good Reason during Change in Control Period	—		$771,999	—	$727,500	$411,104	$1,910,603

(1)	Assumes Mr. Salamone worked until December 31, 2006 and that target EBITDA goals for the year were attained. Bonus number is pro-rated for the number of days in 2006 that Mr. Salamone was employed by the Company.

LCC International, Inc. Change in Control Severance Plan

On June 15, 2005, we adopted the LCC International, Inc. Change in Control Severance Plan (the “Change in Control Plan”). The plan provides that the compensation committee will designate those employees who will participate in the Change in Control Plan. The compensation committee designated Peter A. Deliso, Carlo Baravalle and James Greenwell as participants in the plan, however, Messrs. Baravalle and Greenwell are no longer eligible to participate in the plan by virtue of their change in status. In the future, the compensation committee may designate additional participants in the Change in Control Plan.

Severance Payments

Pursuant to the Change in Control Plan, if a participant is “involuntarily terminated” within 12 months following a change in control of the Company, he is entitled to receive:

•	accrued but unpaid compensation;

•	a pro-rata bonus for the year of termination determined by multiplying his target bonus for the year of termination by a fraction, the numerator of which is the number of days through the termination date and the denominator of which is 365;

•	payment of both the employer and employee portion of the COBRA premiums for continuation of group health coverage during the 18-month period immediately following termination of employment; and

•	a cash payment equal to 150% of the executive’s annualized base salary at the rate in effect during the last regularly scheduled payroll period immediately preceding either (i) the occurrence of the change in control, or (ii) the executive’s involuntary termination, whichever is greater.

As defined under the plan, an involuntary termination is:

•	an executive’s termination by us without cause;

•	the executive’s resignation following a reduction in annual base pay or target bonus opportunity, a material reduction in benefits or a relocation of his place of employment which is more than 35 miles from his place of employment prior to the change in control, if any of such changes or reductions were made without the executive’s consent; or

•	the executive’s resignation following a change in his position with the Company (or with a successor entity) that is effected without the executive’s written consent and materially reduces his level of responsibility or authority or that materially increases his level of responsibility or authority without an appropriate increase in compensation.

The payments described above would be made in a lump sum within 30 days of the date of termination, unless a delay is required in order to avoid an excise tax pursuant to Section 409A of the Internal Revenue Code.

Each executive must execute a general release of claims to receive a severance payment and is subject to a covenant not to compete with us for the 18-month period immediately following a covered termination of employment. In addition, the Change in Control Plan provides that at the discretion of the compensation committee, we may provide a tax gross-up payment to participants whose payments under the Change in Control Plan are subject to the excise tax under the Internal Revenue Code on excess parachute payments.

The following is a summary of the estimated payments Mr. Deliso and Mr. Baravalle would have received in connection with an involuntary termination of employment. (We have not summarized the payments Mr. Greenwell would have received as he is no longer employed by the Company.) The summary below assumes that (i) the executive was terminated on December 31, 2006, (ii) our stock price was equal to $4.05, the closing market price of our stock on December 29, 2006, the last trading day of 2006, and (iii) upon termination of employment the executive was not entitled to accrued but unpaid compensation. The tax gross up payments include the amounts attributable to the acceleration of equity awards under the Equity Incentive Plans described below.

	Pro-Rata Bonus	COBRA premiums	Severance	Tax Gross Up	Total

Peter A. Deliso	$150,000	$15,791	$450,000	$275,224	$891,015
Carlo Baravalle(1)	$299,569	—	$898,707	—	$1,198,276

(1)	Mr. Baravalle does not reside in the United States and so COBRA and tax gross up payments are inapplicable to him. Mr. Baravalle is paid in Euros. Amounts shown have been converted into U.S. dollars based on an exchange rate of 1.3139 U.S. dollars per Euro.

Awards Granted under the Equity Incentive Plan

Generally, the award agreements covering options and restricted stock units (“RSUs”) granted to our NEOs pursuant to our Equity Incentive Plans provide that unvested options and RSUs vest in full upon a change in control of our Company or our Equity Incentive Plan gives the Company the discretion to accelerate the vesting of such awards. As noted above, the option and RSU agreements that Messrs. Douglas and Salamone entered into in connection with their employment agreements provide for different treatment of their options and RSUs in connection with a change in control. As of December 31, 2006, neither Mr. Douglas nor Mr. Salamone held any options or RSUs other than those granted to them pursuant to their employment agreements.

The following is a summary of the payments our NEOs, other than Mr. Douglas and Mr. Salamone, would receive in connection with the acceleration of their equity awards upon a change in control of the Company.

	Acceleration of
	Options	Acceleration of RSUs	Total

Carlo Baravalle	$356,701	$438,753	$795,454
Peter A. Deliso	$16,604	$438,753	$455,357
Kenneth M. Young	$129,500	—	$129,500

Summary Compensation Table

The table below summarizes the total compensation paid or earned by each of the named executive officers for the fiscal year ended December 31, 2006.

				Stock	Option	Non-Equity	All Other
		Salary	Bonus	Awards	Awards	Incentive Plan	Compensation	Total
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)(3)	Compensation(4)	($)(5)	($)

Dean J. Douglas President and Chief Executive Officer	2006	$375,000	$381,250(6)	$193,426	$216,065	—	$31,986(7)	$1,197,727
Louis Salamone Jr. Executive Vice President, Chief Financial Officer, and Treasurer(8)	2006	$220,076	$164,063	$61,144	$104,348	—	$28,265(9)	$577,896
Carlo Baravalle Executive Vice President, Europe, Middle-East, Africa and Asia-Pacific(10)	2006	$599,138	—	$61,167	$132,972	$597,825	—	$1,391,102
Peter A. Deliso Senior Vice President New Ventures, General Counsel and Secretary	2006	$300,000	$150,000	$61,167	$4,528	—	$6,977	$522,672
Kenneth M. Young Senior Vice President, Chief Marketing Officer and President of Americas(11)	2006	$163,485	$156,249(12)	—	$37,505	—	$11,460	$368,699
James W. Greenwell Former Senior Vice President, the Americas and Asia-Pacific(13)	2006	$157,443	—	$(17,125)	$173	—	$32,833(14)	$173,324
Charles R. Waldron Former Senior Vice President, Chief Financial Officer and Treasurer(15)	2006	$127,083	—	$(17,125)	—	—	$24,014(16)	$133,972

(1)	Represents discretionary bonuses awarded to certain of the named executive officers as discussed in further detail under “Annual Incentive Cash Compensation” on pages 11-12 of this proxy statement.

(2)	Represents the amount recognized for financial statement reporting purposes in accordance with SFAS No. 123(R), other than any estimates relating to forfeitures, for awards of restricted stock units, or RSUs, under the Company’s Equity Incentive Plan for the fiscal year ended December 31, 2006. Assumptions used in the calculations of these amounts are included in Note 14, Incentive Plans, in the Company’s consolidated financial statements.

(3)	Represents the amount recognized for financial statement reporting purposes in accordance with SFAS No. 123(R), other than any estimates relating to forfeitures, for awards of stock options under the Company’s Equity Incentive

Plan for the fiscal year ended December 31, 2006. Assumptions used in the calculations of these amounts are included in Note 14, Incentive Plans, in the Company’s consolidated financial statements.

(4)	Reflects an annual cash incentive award of $374,462 earned by Mr. Baravalle under the 2006 Executive Bonus Plan, which is discussed in further detail on pages 11-12 of this proxy statement and an annual cash incentive award of $223,363 paid to Mr. Baravalle in 2006 for 2005 performance.

(5)	This column includes (i) 401(k) matching contributions under the LCC International, Inc. 401(k) and Profit Sharing Plan as follows: Mr. Douglas — $1,219, Mr. Salamone — $875, Mr. Deliso — $6,300, Mr. Greenwell — $5,532, Mr. Waldron — $4,326; (ii) premiums on term life insurance as follows: Mr. Douglas — $450, Mr. Salamone — $1,238, Mr. Deliso — $450, Mr. Young — $188, Mr. Greenwell — $188, Mr. Waldron — $645; (iii) long term disability premiums as follows: Mr. Douglas — $227, Mr. Deliso — $227, and Mr. Greenwell — $142; and (iv) in the case of Mr. Young, $11,273 in relocation payments.

(6)	In addition to Mr. Douglas’ discretionary bonus, includes the $100,000 second and final installment of a $175,000 signing bonus payable under Mr. Douglas’ October 4, 2005 employment agreement.

(7)	In addition to the amounts set forth in note 5 above, amount includes $30,090 paid to Mr. Douglas for relocation expenses pursuant to the terms of his employment agreement.

(8)	Mr. Salamone was hired as the Company’s Senior Vice President and Chief Financial Officer on April 21, 2006, commenced employment on May 15, 2006 and was promoted to Executive Vice President, Chief Financial Officer and Treasurer on January 1, 2007.

(9)	In addition to the amounts set forth in note 5 above, amount includes a monthly housing allowance of $2,300 paid to Mr. Salamone from May 15, 2006 through the end of December 2006 and travel reimbursements in the amount of $11,200.

(10)	Mr. Baravalle provides services to the Company as a consultant pursuant to a consulting agreement by and between LCC United Kingdom, Ltd. (“LCC UK”) and SEMAB Management Srl., a consulting company owned by Mr. Baravalle and other members of his family. The Company pays Mr. Baravalle a flat consulting fee. Mr. Baravalle does not participate in the Company’s benefit plans other than the Equity Incentive Plan and the Executive Bonus Plan. Mr. Baravalle’s compensation is paid in Euros. The exchange rate used to determine the U.S. dollar equivalent of Mr. Baravalle’s compensation for 2006 was 1.3139 U.S. dollars per Euro. Since November 29, 2007, Mr. Baravalle ceased to serve as Executive Vice President, Europe, Middle-East, Africa and Asia-Pacific and assumed the role of Senior Advisor to the Chief Executive Officer.

(11)	Mr. Young was hired as the Company’s Senior Vice President and Chief Marketing Officer on May 15, 2006 and, effective as of July 2007, serves as Senior Vice President, Chief Marketing Officer and President of the Americas.

(12)	In addition to Mr. Young’s discretionary bonus, includes a $75,000 signing bonus paid to Mr. Young upon his commencement of employment on May 15, 2006.

(13)	Mr. Greenwell resigned as the Company’s Senior Vice President, the Americas and Asia-Pacific effective August 11, 2006. The amounts in the “Stock Awards” and “Option Awards” column reflect the amount recognized in accordance with SFAS No. 123(R) for financial statement reporting purposes in connection with the forfeiture of Mr. Greenwell’s options and RSUs upon his resignation.

(14)	In addition to the amounts set forth in note 5 above, includes $26,971 paid to Mr. Greenwell upon his termination of employment for his accrued but unused vacation.

(15)	Mr. Waldron resigned as the Company’s Senior Vice President, Chief Financial Officer and Treasurer effective June 16, 2006. (From May 15, 2006 to June 16, 2006, Mr. Waldron assisted in transitioning his duties to Mr. Salamone.) The amount in the “Stock Awards” column reflects the amount recognized in accordance with SFAS No. 123(R) for financial statement reporting purposes in connection with the forfeiture of Mr. Greenwell’s RSUs upon his resignation.

(16)	Includes $17,100 paid to Mr. Waldron upon his termination of employment for his accrued but unused vacation and a $1,944 medical insurance subsidy paid to Mr. Waldron in accordance with the terms of our executive services agreement with Tatum Partners.

Grants of Plan-Based Awards

					Estimated
					Future	All Other
					Payments	Stock
					Under	Awards:	Equity		Grant Date
					Equity	Number of	Exercise or	Closing	Fair Value of
					Incentive	Shares of	Base Price	Market	Stock and
		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Plan Awards	Stock or	of Option	Price on	Option
		Threshold			Target	Units	Awards	Grant	Awards
Name	Grant Date	($)	Target ($)	Maximum ($)	(#)	(#)	($/Sh)(2)	Date	($)(3)

Dean J. Douglas	—	$93,750	$375,000(4)	$375,000	—	—	—	—	—
Louis Salamone, Jr.	—	$164,666	$164,666(5)	$205,833	—	—	—	—	—
	4/21/2006	—	—	—	400,000(6)	—	$3.75	$3.69	$474,687
	4/21/2006	—	—	—	—	150,000(7)	—	—	$552,750
Carlo Baravalle(8)	—	$299,569	$299,569	$374,462	—	—	—	—	—
	1/3/2006	—	—	—	400,000(9)	—	$3.26	$3.11	$397,980
Peter A. Deliso	—	$150,000	$150,000	$187,500	—	—	—	—	—
Kenneth M. Young	—	$81,743	$81,743	$102,178	—	—	—	—	—
	5/16/2006	—	—	—	175,000(10)	—	$3.31	$3.32	$183,308
James W. Greenwell	—	$127,500	$127,500	$159,375	—	—	—	—	—
Charles R. Waldron	—	$137,500	$137,500	$171,875	—	—	—	—	—
	4/10/06	—	—	—	—	75,000(11)	—	—	$282,750

(1)	Represents the possible payouts to each of the named executive officers upon grant of the annual incentive award under the 2006 Executive Bonus Plan, subject to the achievement of the pre-established performance goals discussed under “Annual Incentive Cash Compensation” on pages 11-12 of this proxy statement. Actual amounts earned by the named executive officers under the plan are set forth under “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table on page 19 of this proxy statement.

(2)	The exercise price of options granted under the Company’s Equity Incentive Plan is the closing price of our common stock on the date preceding the grant date.

(3)	Represents the grant date fair value, computed in accordance with SFAS No. 123(R), of the RSUs and options granted in 2006.

(4)	Pursuant to Mr. Douglas’ employment agreement, his target bonus will be 100% of his annual base salary as in effect for each applicable year.

(5)	Pursuant to Mr. Salamone’s employment agreement, with respect to the 2006 calendar year, he is entitled to an aggregate bonus of up to 75% of his annual salary in the event the Company achieves between 100% and 125% of its overall consolidated EBITDA objectives or 100% of his annual salary in the event the Company achieves 125% or more of its consolidated EBITDA objectives, pro rated based on the number of days he actually served as an executive of the Company during 2006 (229 days).

(6)	Pursuant to Mr. Salamone’s employment agreement, the Company granted Mr. Salamone options to purchase 400,000 shares of the Company’s common stock. Mr. Salamone’s option agreement provides that the options will vest as to 25% of the total amount of options granted if and when the 20-day average closing price per share of the common stock at any time equals or exceeds the following amounts (to be adjusted for stock splits and reverse stock splits): $4.00 (as to the first 25%), $5.75 (as to the second 25%), $7.25 (as to the third 25%) and $9.00 (as to the final 25%).

(7)	Pursuant to Mr. Salamone’s employment agreement, the Company granted Mr. Salamone 150,000 restricted stock units, or RSUs, with respect to the Company’s common stock. Mr. Salamone’s restricted stock unit agreement provides that his RSUs will vest in one-third increments on the first, second and third anniversaries of the grant date.

(8)	Mr. Baravalle’s bonus is paid in Euros. The exchange rate used to determine the U.S. dollar equivalent of Mr. Baravalle’s threshold, target and maximum bonus potential for 2006 was 1.3139 U.S. dollars per Euro.

(9)	Mr. Baravalle’s option agreement provides that his options will vest as to 25% of the total amount of options granted if and when the 20-day average closing price per share of the common stock at any time equals or exceeds the following amounts (to be adjusted for stock splits and reverse stock splits): $4.25 (as to the first 25%), $6.00 (as to the second 25%), $7.50 (as to the third 25%) and $9.00 (as to the final 25%).

(10)	Mr. Young’s option agreement provides that his options will vest as to 25% of the total amount thereof if and when the 20-day average closing price per share of the common stock at any time equals or exceeds the following amounts (to be adjusted for stock splits and reverse stock splits): $4.00 (as to the first 25%), $5.75 (as to the second 25%), $7.25 (as to the third 25%) and $9.00 (as to the fourth 25%).

(11)	Mr. Waldron forfeited all of these RSUs upon his termination of employment on June 16, 2006.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards				Stock Awards
									Equity
									Incentive
									Plan
			Equity					Equity	Awards:
			Incentive					Incentive	Market or
			Plan					Plan	Payout
			Awards:				Market	Awards:	Value of
	Number of	Number of	Number of			Number of	Value	Number of	Unearned
	Securities	Securities	Securities			Shares or	of Shares	Unearned	Shares,
	Underlying	Underlying	Underlying			Units of	or Units	Shares, Units	Units or
	Unexercised	Unexercised	Unexercised	Option		Stock That	of Stock	or Other Rights	Other Rights
	Options	Options	Unearned	Exercise	Option	Have Not	That Have	That Have	That Have
	(#)	(#)	Options	Price	Expiration	Vested	Not Vested	Not Vested	Not Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)	($)(1)	(#)	($)

Dean J. Douglas	—	—	—	—	—	333,334(2)	$1,350,003	—	—
	—	—	1,000,000(3)	$2.49	10/4/2015	—	—	—	—
Louis Salamone, Jr.	—	—	—	—	—	150,000(4)	$607,500	—	—
	—	—	400,000(5)	$3.75	4/21/2016	—	—	—	—
Carlo Baravalle	—	—	—	—	—	33,334(6)	$135,003	—	—
	—	—	—	—	—	75,000(7)	$303,750	—	—
	100,000	—	—	$5.64	4/24/2011	—	—	—	—
	6,667	—	—	$2.12	6/6/2012	—	—	—	—
	16,667	—	—	$2.38	2/5/2013	—	—	—	—
	20,000	10,000(8)	—	$5.84	3/25/2014	—	—	—	—
	—	—	400,000(9)	$3.26	1/3/2016	—	—	—	—
Peter A. Deliso	—	—	—	—	—	33,334(10)	$135,003	—	—
	—	—	—	—	—	75,000(11)	$303,750	—	—
	25,000	—	—	$5.00	2/10/2009	—	—	—	—
	7,500	3,750(12)	—	$5.84	3/25/2014	—	—	—	—
	6,667	—	—	$2.38	2/5/2013	—	—	—	—
	2,834	—	—	$2.12	6/6/2012	—	—	—	—
Kenneth M. Young	—	—	175,000(13)	$3.31	5/16/2016	—	—	—	—
James W. Greenwell	—	—	—	—	—	—	—	—	—
Charles R. Waldron	—	—	—	—	—	—	—	—	—

(1)	Market value calculated by multiplying the closing market price of the Company’s common stock on December 29, 2006, or $4.05, by the number of shares or units of stock.

(2)	50% of the unvested RSUs will vest on each of October 4, 2007 and October 4, 2008.

(3)	Mr. Douglas’ options vest as to 25% of the total amount of options granted if and when the 20-day average closing price per share of the common stock at any time equals or exceeds the following amounts (to be adjusted for stock splits and reverse stock splits): $4.00 (as to the first 25%), $5.75 (as to the second 25%), $7.25 (as to the third 25%) and $9.00 (as to the final 25%).

(4)	Mr. Salamone’s unvested RSUs will vest in one-third increments on each of April 21, 2007, 2008 and 2009.

(5)	Mr. Salamone’s options vest as to 25% of the total amount of options granted if and when the 20-day average closing price per share of the common stock at any time equals or exceeds the following amounts (to be adjusted for stock splits and reverse stock splits): $4.25 (as to the first 25%), $6.00 (as to the second 25%), $7.50 (as to the third 25%) and $9.00 (as to the final 25%).

(6)	50% of Mr. Baravalle’s unvested RSUs will vest on each of June 15, 2007 and June 15, 2008.

(7)	One-third of Mr. Baravalle’s unvested RSUs will vest on each of April 10, 2007, 2008 and 2009.

(8)	Mr. Baravalle’s 10,000 unvested options will vest on March 25, 2007.

(9)	Mr. Baravalle’s options vest as to 25% of the total amount of options granted if and when the 20-day average closing price per share of the common stock at any time equals or exceeds the following amounts (to be adjusted for stock splits and reverse stock splits): $4.25 (as to the first 25%), $6.00 (as to the second 25%), $7.50 (as to the third 25%) and $9.00 (as to the final 25%).

(10)	50% of Mr. Deliso’s unvested RSUs will vest on each of June 15, 2007 and June 15, 2008.

(11)	One-third of Mr. Deliso’s unvested RSUs will vest on each of April 10, 2007, 2008 and 2009.

(12)	Mr. Deliso’s 3,750 unvested options will vest on March 25, 2007.

(13)	Mr. Young’s options vest as to 25% of the total amount of options granted if and when the 20-day average closing price per share of the common stock at any time equals or exceeds the following amounts (to be adjusted for stock splits and reverse stock splits): $4.00 (as to the first 25%), $5.75 (as to the second 25%), $7.25 (as to the third 25%) and $9.00 (as to the fourth 25%).

Option Exercises and Stock Vested

	Options Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized	Acquired on	Value Realized
	Exercise	on Exercise	Vesting	on Vesting
Name	(#)	($)(1)	(#)	($)(2)

Dean J. Douglas	—	—	166,666	$599,998
Louis Salamone, Jr.	—	—	—	—
Carlo Baravalle	—	—	16,666	$63,497
Peter A. Deliso	—	—	16,666	$63,497
Kenneth M. Young	—	—	—	—
James W. Greenwell	8,334	$7,851	16,666	$63,497
Charles R. Waldron	—	—	16,666	$63,497

(1)	Value realized calculated based on the difference between the market price of the Company’s common stock on the date of exercise and the exercise price.

(2)	Value realized calculated by multiplying the number of shares of units by the market price of the Company’s common stock on the vesting date.

DIRECTOR COMPENSATION

Our standard compensation arrangement for our directors during 2006 was:

•	an annual board service fee of $30,000;

•	meeting fees of $1,000 for each meeting of the board of directors attended;

•	$1,000 for each meeting of the audit committee attended, and $500 for each meeting of the compensation committee or nominating and corporate governance committee attended;

•	an annual committee service fee of $2,000 for each committee on which a director serves, with an additional annual fee of $1,000 for any committee which a director chairs; and

•	an annual grant of options to purchase 10,000 shares of our common stock, which typically vest in one-third increments on each of the first three anniversaries of the grant date.

In 2007 we modified the compensation for attendees at committee meetings to $1,000 for each meeting of all committees attended and we increased the annual fee for committee chairpersons to $3,000.

Ms. Dobson, our chairperson of the board of directors receives the fees described, however, her annual board service fee is $50,000 (in lieu of $30,000).

	Fees Earned or	Option
	Paid in Cash	Awards(1)	Total
Name	($)	($)	($)

Julie Dobson	$77,500	$23,156	$100,656
Mark D. Ein(2)	$47,500(3)	$14,615	$62,115
Susan Ness	$56,500	$14,615	$71,115
Dr. Raj Singh(4)	—	$14,615	$14,615
Neera Singh(4)	—	$14,615	$14,615
Richard J. Lombardi	$51,500	$14,615	$66,115
Dean J. Douglas(5)	—	—	—

(1)	Represents the amount recognized for financial statement reporting purposes in accordance with SFAS No. 123(R), other than any estimates relating to forfeitures, for the fiscal year ended December 31, 2006. The full grant date fair value of each option grant made in 2006, computed in accordance with SFAS No. 123(R), is $23,262. Assumptions used in the calculations of these amounts are included in Note 14, Incentive Plans, in the Company’s consolidated financial statements. As of December 31, 2006, the number of outstanding options held by each director was as follows: Ms. Dobson — 58,000 (of which 21,332 were exercisable), Mr. Ein — 150,000 (of which 129,999 were exercisable), Mr. Lombardi — 17,100 (of which 2,366 were exercisable), Ms. Ness — 59,400 (of which 39,399 were exercisable), Ms. Singh — 60,000 (of which 39,999 were exercisable), Dr. Singh — 60,000 (of which 39,999 were exercisable).

(2)	As reported in our Current Report on Form 8-K filed on October 25, 2007, Mr. Ein resigned from our board of directors on October 19, 2007. As also reported in such Current Report, on October 24, 2007 Melvin L. Keating was appointed as a member of our board of directors. Mr. Keating’s compensation (which is reported in such Current Report) is the same as that described herein.

(3)	$25,000 of Mr. Ein’s board fees were paid to his company, Leland Investments, Inc.

(4)	We do not provide any of the fees described above to Dr. Singh or Mrs. Singh because of their affiliation with Telecom Ventures. See “Certain Relationships between Mark Ein, Dr. Rajendra Singh and Neera Singh on page 27 of this proxy statement below. Mrs. Singh has decided not to stand for re-election at the 2007 annual meeting.

(5)	Mr. Douglas, our President and Chief Executive Officer serves on our board of directors but does not receive any compensation other than otherwise disclosed in the tables above for such service.

Equity Compensation Plan Information

The table below provides information, as of December 31, 2006, concerning securities authorized for issuance under our equity compensation plans.

			Number of
	Number of		securities remaining
	securities to		available for
	be issued		future issuance under
	upon exercise	Weighted-average exercise	equity compensation
	of outstanding	price of	plans (excluding
	options, warrants	outstanding options,	securities reflected
	and rights	warrants and	in column
Plan category	(a)	rights (b)	(a)) (c)

Equity compensation plans approved by securities holders
Equity Incentive Plan(1)(2)	3,256,629	$4.26	923,859
Directors Stock Option Plan (Common Stock)	142,400	$7.79	—
Equity compensation plans not approved by security holders(3)	500,000	$2.49	—

Total	3,899,029	$4.16	923,859

(1)	We have outstanding 1,366,679 unvested restricted stock units of common stock granted in 2006 under the Equity Incentive Plan not included in the above table.

(2)	For a description of our Equity Incentive Plan, see Note 14, Incentive Plans, in the Company’s consolidated financial statements.

(3)	We have granted Mr. Dean Douglas options to purchase 1,000,000 shares of our common stock, as disclosed in the “Outstanding Equity Awards at Fiscal Year-End” table on page 22 of this proxy statement. 500,000 of these were granted pursuant to our Equity Incentive Plan, which has been approved by our stockholders. The remaining 500,000 were granted pursuant to the Dean J. Douglas Employment Inducement plan which was not approved by our stockholders.

Directors Stock Option Plan

Our directors stock option plan provides for the grant of options that are not intended to qualify as “incentive stock options” under Section 422 of the Code to our directors who are not our officers or employees or officers or employees of any of our subsidiaries. The directors stock option plan authorizes the issuance of up to 250,000 shares of common stock pursuant to options granted under our directors stock option plan (subject to anti-dilution adjustments in the event of a stock split, recapitalization or similar transaction). The option exercise price for options granted under our directors stock option plan will be 100% of the fair market value of the shares of common stock on the date of grant of the option. Our directors are entitled to receive options to purchase shares of common stock in an amount determined at the discretion of our board of directors.

Payment for shares purchased under our directors stock option plan may be made either in cash or by exchanging shares of common stock with a fair market value equal to the option exercise price and cash or certified check for any difference. Options may be exercised by directing that certificates for the shares purchased be delivered to a licensed broker as agent for the optionee, provided that the broker tenders to us cash or cash equivalents equal to the option exercise price plus the amount of any taxes that we may be required to withhold in connection with the exercise of the option.

Options granted under our directors stock option plan are not transferable (other than by will or the laws of descent and distribution) and may be exercised only by the optionee during his or her lifetime. If any optionee’s service as a director with the Company terminates by reason of death or permanent and total disability, the optionee’s options, whether or not then exercisable, may be exercised within 180 days after such death or disability (but not later than the date the option would otherwise expire). If the optionee’s service as a director terminates for any reason other than death or disability, options held by such optionee will terminate 60 days after such termination (but not later than the date the option would otherwise expire).

Our board of directors may amend our directors stock option plan with respect to shares of common stock as to which options have not been granted, but no more than once in a six-month period other than to comport with changes in applicable United States federal laws. However, our stockholders must approve any amendment that would: (i) change the requirements as to eligibility to receive options; (ii) materially increase the benefits accruing to participants under our directors stock option plan; or (iii) materially increase the number of shares of common stock that may be sold pursuant to options granted under our directors stock option plan (except for adjustments upon changes in capitalization). In addition, amendments will be submitted for stockholder approval to the extent required by the stock market on which our common stock is listed or other applicable laws.

Compensation Committee Interlocks and Insider Participation

No member of our compensation committee was at any time during the past fiscal year an officer or employee of either us or any of our subsidiaries. During the past year, none of our executive officers has served as: (i) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our compensation committee; (ii) a director of another entity, one of whose executive officers served on our compensation committee; or (iii) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as our director.

Certain Relationships and Related Transactions

The following is a summary of certain relationships and related transactions among us and our associated entities, and among our directors, executive officers and stockholders and our associated entities.

Provision of Services and Products to Telcom Ventures and Parties Related Thereto

RF Investors transferred all but 425,577 shares of its class B common stock to the Foundation on December 22, 2006, and upon such transfer the transferred class B common stock and the remaining shares held by RF Investors converted to common stock. As a result, immediately after such transfer, the shares of common stock held by the Foundation and by RF Investors constituted approximately 15.8% and 1.7%, respectively, of the outstanding voting power of the common stock. The aggregate balance of the voting power of the common stock, approximately 82.5%, is held by the Company’s other stockholders.

Prior to our initial public offering, both our employees and the employees of Telcom Ventures were eligible to participate in our life, medical, dental and 401(k) plans. In connection with the initial public offering in 1996, we agreed pursuant to an Overhead and Administrative Services Agreement to allow the employees of Telcom Ventures to continue to participate in our employee benefit plans in exchange for full reimbursement of the cash costs and expenses. We billed Telcom Ventures $128,000, $74,000 and $77,000 during the years ended December 31, 2006, 2005, and 2004, respectively, for payments made by us pursuant to this agreement. We received reimbursements from Telcom Ventures of $135,000, $67,000 and $82,000 during the years ended December 31, 2006, 2005, and 2004, respectively. At December 31, 2006 and 2005, outstanding amounts associated with payments made by us under this agreement were $1,000 and $8,000, respectively, and are included as due from related parties and affiliates within the consolidated balance sheets in the accompanying financial statements.

During the year ended December 31, 2006, we provided services to two customers where Telcom Ventures has a minority investment. Revenues earned from these customers during the year ended December 31, 2006 were approximately $66,000. Billed and unbilled receivables of approximately $66,000 were outstanding at December 31, 2006, and are included in trade accounts receivable and unbilled receivables in the accompanying consolidated Balance Sheet. During the year ended December 31, 2006, we provided services to Telcom Ventures directly, generating revenues of approximately $18,000 which have been collected.

Registration Rights Agreement

We entered into a registration rights agreement with RF Investors in 1996 prior to our initial public offering. The registration rights agreement grants RF Investors and the Foundation (as transferee of RF Investors) specified rights with respect to the registration of their shares of our common stock under the Securities Act of 1933.

Certain Relationships between Mark Ein, Dr. Rajendra Singh and Neera Singh

Vernon Investors II, LLC, a company owned by Dr. Rajendra Singh, Neera Singh and certain Singh family trusts, invested $1,666,666 in Venturehouse Group, LLC in 1998. Dr. Singh also joined the board of directors of Venturehouse Group at the time of such investment. Mark Ein is the founder of Venturehouse Group and has been its chief executive officer since 1999. In June 2001, Venturehouse Group redeemed Vernon Investors’ entire investment in Venturehouse Group in exchange for a promissory note in the principal amount of $317,000. The promissory note is due in full on June 13, 2011, and interest on the note is due and payable annually on June 12th. Dr. Singh no longer serves on the board of directors of Venturehouse Group. Mr. Ein resigned from our board of directors on October 19, 2007.

Certain Transactions with Carlo Baravalle

On December 23, 2004, LCC UK entered into a Consulting Agreement with SEMAB Management Srl (“SEMAB”) a private limited company controlled by Carlo Baravalle (the “SEMAB Consulting Agreement”). Under the terms of the SEMAB Consulting Agreement, SEMAB agreed that a consultant, mutually agreeable to SEMAB and LCC UK, would provide services as a senior vice president of the Europe, Middle-East, Africa and Asia-Pacific regions to LCC UK on a full-time independent contractor basis. Concurrently therewith, SEMAB and LCC UK entered into an Appointment Letter Agreement which provided that Mr. Baravalle was appointed by SEMAB and accepted by LCC UK as the consultant. LCC UK agreed to pay SEMAB an annual service fee of €420,000 (less any fees paid to the consultant for service on any board of directors of LCC UK, us or any of our subsidiaries) in addition to a commencement fee of €114,726. LCC UK also agreed to reimburse SEMAB for certain out-of-pocket business expenses in connection with the performance of services by Mr. Baravalle.

The SEMAB Consulting Agreement has an initial term of five years. Notwithstanding the foregoing, the SEMAB Consulting Agreement provides, among other termination rights, that LCC UK may terminate the agreement at any time, for any reason, upon 12 months written notice. On October 5, 2007, LCC UK notified SEMAB that it was exercising its right to terminate the SEMAB Consulting Agreement at the end of a 12-month notice period. Accordingly, the SEMAB Consulting Agreement will terminate on October 4, 2008.

On November 29, 2007, LCC UK and SEMAB executed a Settlement Agreement pursuant to which Mr. Baravalle ceased to serve as the Company’s Executive Vice President, Europe, Middle-East, Africa and Asia-Pacific and, effective November 29, 2007, he assumed the role of Senior Advisor to the Chief Executive Officer focused on business development activities primarily in the Middle East. Pursuant to the Settlement Agreement, Mr. Baravalle will be paid his regular monthly fees through April 5, 2008, at which point he will receive a lump sum payment of Euro 228,000. He will also be eligible to receive bonus compensation as described in the Settlement Agreement.

Under the terms of our Equity Incentive Plan, options granted to Mr. Baravalle will remain in effect in accordance with their original terms for so long as Mr. Baravalle continues to provide services to us as a consultant. Prospectively, Mr. Baravalle will be entitled, subject to the provisions of our Equity Incentive Plan, to receive stock options under the plan as may be determined advisable by, and approved by, the compensation committee of our board of directors. LCC UK has also agreed to reimburse SEMAB for certain out-of-pocket business expenses in connection with the performance of the Mr. Baravalle’s services.

Policy on Related Party Transactions

Our audit committee charter requires that our audit committee review and approve transactions in which officers, directors or other related parties have an interest or which involve parties whose relationship with our Company may enable them to negotiate terms more favorable than those available to other, more independent parties. The audit committee charter containing this conflict of interest policy was adopted by our board of directors in March 2003 in response to corporate governance rules proposed and subsequently adopted by the NASD and the SEC. With the exception of the transactions involving Mr. Baravalle, the related party transactions discussed above were not reviewed by the audit committee because all of these transactions were entered into before this conflict of interest policy was adopted.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The table below sets forth certain information regarding beneficial ownership of our common stock as of November 7, 2007 by (i) each director (and director nominee), (ii) each named executive officer, (iii) all persons known to us to be beneficial owners of more than 5% of our outstanding common stock, and (iv) all directors and executive officers as a group. This information is based upon the most recent filing made by such persons with the SEC or information provided to us by such persons. The number of shares beneficially owned by each stockholder is determined under rules promulgated by the SEC. The information does not necessarily indicate beneficial ownership for any other purpose. Under these rules, the number of shares of our common stock deemed outstanding includes shares the respective person or group has the right to acquire within 60 days after November 7, 2007, including but not limited to any right to acquire such shares through the exercise of an option. For purposes of calculating each person’s or group’s percentage ownership, any shares not outstanding which are subject to such option shall be deemed to be outstanding for the purpose of computing the percentage of outstanding common stock owned by such person or group, but shall not be deemed to be outstanding for the purpose of computing the percentage of common stock owned by any other person or group.

		Percentage of
	Shares	Shares
Name of Executive Officer, Director or 5% Beneficial Owner(1)	Owned	Owned

Dimensional Fund Advisors, Inc.(2)	1,748,004	5.58%
SACC Partners(3)	2,590,018	8.27%
Riley Investment Partners Master Fund, L.P.(4)	4,058,825	12.96%
Carlo Baravalle(5)	395,737	1.25%
Peter A. Deliso(6)	164,791	*
Julie A. Dobson(7)	47,665	*
Dean J. Douglas(8)	714,770	2.26%
Melvin L. Keating	—	*
Richard J. Lombardi(9)	8,066	*
Susan Ness(10)	52,899	*
Louis Salamone Jr.(11)	250,000	*
Dr. Rajendra Singh(12)	4,565,575	14.53%
Neera Singh(12)	4,565,575	14.53%
Mark A. Slaven(13)	—	*
Charles Waldron(14)	—	*
Kenneth M. Young(15)	43,750	*
All Executive Officers and Directors as a Group (12 persons)	6,243,253	19.39%

*	Less than 1% of the outstanding shares of common stock.

(1)	Unless otherwise noted and subject to applicable community property laws, to our knowledge, each person has sole voting and investment power over the shares shown as beneficially owned by such person, except to the extent authority is shared by spouses under applicable law. In addition, unless otherwise noted, the address of each of the beneficial owners identified is c/o LCC International, Inc., 7900 Westpark Drive, Suite A-315, McLean, Virginia 22102.

(2)	Information presented in the table is based upon information contained in a Schedule 13G, filed by the reporting person, on February 8, 2007. All securities reported by Dimensional Fund Advisors are owned by advisory clients of Dimensional Fund Advisors. To the knowledge of Dimensional Fund Advisors, none of such advisory clients owns more than 5% of the class. The address of Dimensional Fund Advisors, Inc. is 1299 Ocean Ave., Santa Monica, California 90401.

(3)	Information presented in the table is based upon information contained in a Schedule 13G/A filed on September 25, 2006. The reporting persons in the schedule are SAAC Partners LP, Riley Investment Management LLC, B. Riley & Co., Inc. and Bryant Riley. Because Riley Investment Management LLC

has sole investment and voting power over 2,590,018 shares of common stock owned of record by SACC Partners LP, Riley Investment Management LLC may be deemed to have beneficial ownership of these shares. The address of each of the foregoing reporting persons is 11100 Santa Monica Blvd., Suite 800, Los Angeles, California 90025.

(4)	Information presented in the table is based upon information contained in a Schedule 13G/A filed on February 5, 2007 and Forms 4 filed on April 24, 2007 and October 18, 2007. Because Riley Investment Management LLC has sole voting and investment power over Riley Investment Partners Master Fund, L.P.’s security holdings and Mr. Riley, in his role as the sole manager of Riley Investment Management LLC, controls its voting and investment decisions, each of Riley Investment Partners Master Fund, L.P., Riley Investment Management LLC, and Mr. Riley may be deemed to have beneficial ownership of the 4,058,825 shares of common stock held by Riley Investment Partners Master Fund, L.P. Riley Investment Management LLC has shared voting and dispositive power over 304,400 shares of common stock owned by its investment advisory client. Although Mr. Riley controls Riley Investment Management LLC’s voting and investment decisions for its investment advisory clients, Mr. Riley disclaims beneficial ownership of these shares. The address of each of the foregoing reporting persons is 11100 Santa Monica Blvd., Suite 800, Los Angeles, California 90025.

(5)	Includes 253,334 shares of common stock which may be acquired within 60 days of November 7, 2007 pursuant to stock options granted under our Equity Incentive Plan.

(6)	Includes 45,751 shares of common stock which may be acquired within 60 days of November 7, 2007 pursuant to stock options granted under our Equity Incentive Plan.

(7)	Includes 39,665 shares of common stock which may be acquired within 60 days of November 7, 2007 pursuant to stock options granted under our directors stock option plan.

(8)	Includes 125,000 shares of common stock which may be acquired within 60 days of November 7, 2007, pursuant to stock options granted under our Equity Incentive Plan and 125,000 shares of common stock which may be acquired within 60 days of November 7, 2007 pursuant to stock options granted under our Dean J. Douglas Employment Inducement Plan.

(9)	Includes 8,066 shares of common stock which may be acquired within 60 days of November 7, 2007 pursuant to options granted under our directors stock option plan.

(10)	Includes 49,399 shares of common stock which may be acquired within 60 days of November 7, 2007 pursuant to options granted under our directors stock option plan.

(11)	Includes 100,000 shares of common stock which may be acquired within 60 days of November 7, 2007 pursuant to stock options granted under our Equity Incentive Plan.

(12)	Includes: (i) 99,998 shares of common stock which may be acquired within 60 days of November 7, 2007 pursuant to options granted to Dr. Singh and Mrs. Singh under our Equity Incentive Plan; (ii) 40,000 shares of common stock held by Dr. Singh and Mrs. Singh; (iii) 425,577 shares of common stock held by RF Investors; and (iv) 4,000,000 shares of common stock of the Issuer held by The Raj and Neera Singh Charitable Foundation, Inc. The address of Dr. Singh and Neera Singh is 201 North Union Street, Suite 360, Alexandria, Virginia 22314. Mrs. Singh has decided not to stand for re-election at the 2007 annual meeting.

(13)	Director Nominee

(14)	On April 1, 2006, Mr. Waldron submitted his resignation, effective June 16, 2006, of all his positions with the Company.

(15)	Consists entirely of shares of common stock which may be acquired within 60 days of November 7, 2007 pursuant to stock options granted under our Equity Incentive Plan.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that our officers, directors and persons who own more than 10% of our common stock file with the SEC reports about their ownership of our common stock. The reporting persons are required by rules of the SEC to furnish us with copies of all Section 16(a) reports they file. Except as noted below, based solely on our review of the copies of such reports furnished to us by our directors and officers during and with respect to the year 2006 or upon written representations that no other reports were required, we believe that all Section 16(a) filing requirements applicable to our directors, officers and greater than 10% beneficial owners were satisfied timely, except that one transaction in a Form 4 for each of Mr. Ein, Ms. Ness, Mr. Lombardi, Ms. Singh, Dr. Singh and Mr. Young, one transaction in a Form 5 for Ms. Dobson, one transaction in each of two Form 4s for Ms. Dobson, and one transaction in each of two Form 5s for each of Mr. Ein, Ms. Ness, Ms. Singh and Dr. Singh were reported late.

Report of the Audit Committee of the Board of Directors

For the year ended December 31, 2006, the audit committee was comprised of Julie A. Dobson, Richard J. Lombardi and Susan Ness. Mr. Lombardi is chairperson of the committee. The audit committee’s responsibilities, as set forth in the committee’s written charter, include examining and considering matters relating to the financial affairs of LCC, such as reviewing LCC’s annual financial statements, the scope of the independent annual audit and internal audits and the independent auditors’ letter to management concerning the effectiveness of LCC’s internal financial and accounting controls.

The audit committee has implemented a number of corporate governance measures in response to rules adopted by the SEC and NASD. The audit committee’s charter requires the audit committee to approve transactions in which officers, directors or other related parties have an interest or which involve parties whose relationship with LCC may enable them to negotiate terms more favorable than those available to other, more independent parties. In addition, the board of directors has determined that each of the current members of the audit committee meets the independence and experience requirements adopted by the SEC and NASD and Julie A. Dobson is an “audit committee financial expert” within the meaning of the SEC rules.

The audit committee has reviewed and discussed LCC’s audited financial statements for the year ended December 31, 2006 with management and with LCC’s Registered Public Accounting Firm, KPMG LLP. The audit committee has discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit. The audit committee has received the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with KPMG LLP its independence.

Based on the audit committee’s review of LCC’s audited financial statements and the review and discussions described in the foregoing paragraph, the audit committee recommended to the board of directors that the audited financial statements for the year ended December 31, 2006 be included in LCC’s Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the SEC.

Respectfully submitted,

AUDIT COMMITTEE

Julie A. Dobson
Susan Ness
Richard J. Lombardi

Principal Accounting Fees and Services

The following table sets forth the fees paid by us for professional services rendered by KPMG LLP for the fiscal years ended December 31, 2005 and December 31, 2006.

	Fiscal 2006	Fiscal 2005
Fee Category	Fees	Fees

Audit Fees	$2,337,136	$1,465,570
Audit-Related Fees	27,260	26,910
Tax Fees	—	—
All Other Fees	—	—

Total Fees	$2,364,396	$1,492,480

Audit Fees.  The aggregate fees for professional services rendered by KPMG LLP for the audit of LCC’s annual financial statements, the reviews of the financial statements included in LCC’s Forms 10-Q, registration statements filed with the SEC and statutory audits for LCC’s foreign subsidiaries for fiscal years 2006 and 2005 were approximately $2.3 million and $1.5 million, respectively.

Audit-related fees.  The aggregate fees for assurance and related services rendered by KPMG LLP that were reasonably related to their audit of LCC’s consolidated financial statements and reviews of the condensed consolidated financial statements included in LCC’s Form 10-Q for fiscal years 2006 and 2005 were approximately $27,260 and $26,910, respectively.

Tax fees.  The Company did not retain KPMG LLP for tax compliance, tax advice tax planning services years 2006 and 2005, therefore, no fees were paid to KPMG LLP for these services.

All other fees.  No other services were rendered by KPMG LLP for fiscal years 2006 and 2005.

Pre-Approval of Services Provided by Independent Auditors

The audit committee has adopted a policy for the pre-approval of services provided by our independent auditors. Pursuant to this pre-approval policy, each engagement for services to be provided by our Registered Public Accounting Firm must be approved by the audit committee before commencement of such engagement. The policy sets forth the procedures and conditions pursuant to which audit, review and attest services and non-audit services to be provided to us by our Registered Public Accounting Firm may be pre-approved. In accordance with the terms of the policy, the audit committee has delegated pre-approval authority for certain non-audit services to the chairperson of the audit committee, which currently is Mr. Lombardi. Mr. Lombardi may pre-approve permitted non-audit services, without consultation with the full audit committee, where the anticipated fees payable by us for such services are $50,000 or less and provided he reports such approved services to the audit committee at its next scheduled meeting. 100% of audit and non-audit services provided by KPMG LLP to us for the fiscal years ended December 31, 2006 and December 31, 2005 were pre-approved by the audit committee.

DATE OF SUBMISSION OF STOCKHOLDER PROPOSALS
TO BE INCLUDED IN PROXY MATERIALS FOR 2008 ANNUAL MEETING

We anticipate holding our 2008 annual meeting in May 2008. Any proposal or proposals intended to be presented by any stockholder at the 2008 annual meeting of stockholders must be received by us no later than January 15, 2008 to be considered for inclusion in our proxy statement and form of proxy relating to that meeting. Nothing in this paragraph shall be deemed to require us to include in our proxy statement and proxy relating to the 2008 annual meeting of stockholders any stockholder proposal which may be omitted from our proxy materials pursuant to applicable regulations of the SEC in effect at the time such proposal is received. A stockholder who wishes to present a proposal at our 2008 annual meeting, without inclusion in our proxy statement for that meeting, must submit the proposal to us at our principal executive offices prior to the close of business no later than the date designated for receipt of stockholders’ proposals in a prior public disclosure made by us. If there has been no such prior public disclosure, then a stockholder’s notice must be delivered, or mailed and received, not less than 60 days nor more than 90 days prior to the annual meeting; provided, however, that in the event that less than 70 days’ notice of the date of the annual meeting is given to stockholders or prior public disclosure of the date of the meeting is made, notice by the stockholder must be received no later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. If we do not receive notice of such proposal within the time frame specified above, the proposal will be considered untimely and management will be entitled to vote proxies in its discretion with respect to such proposal.

OTHER BUSINESS TO BE TRANSACTED

As of the date of this proxy statement, the board of directors knows of no other business which may come before the annual meeting. If any other business is properly brought before the annual meeting, it is the intention of the proxy holders to vote or act in accordance with their best judgment with respect to such matters.

By Order of the Board of Directors

PETER A. DELISO
Secretary
McLean, Virginia
December 12, 2007

A copy of our Annual Report on Form 10-K accompanies this proxy statement.

ANNUAL MEETING OF STOCKHOLDERS OF LCC INTERNATIONAL, INC. December 26, 2007 Please date, sign and mail your proxy card in the envelope provided as soon as possible. r Please detach along perforated line and mail in the envelope provided. REVOCABLE PROXY LCC INTERNATIONAL, INC . ANNUAL MEETING OF STOCKHOLDERS DECEMBER 26, 2007 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. The undersigned stockholder hereby appoints Dean J. Douglas and Louis Salamone, Jr., or either of them, attorneys and proxies of the undersigned, with full power of substitution and with authority in each of them to act in the absence of the other, to vote and act for the undersigned at the Annual Meeting of Stockholders of LCC International, Inc. to be held on Wednesday, December 26, 2007 at 11:00 a.m. (Eastern Time) at the offices of LCC International, Inc., 7900 Westpark Drive, Suite A-315, McLean, Virginia, 22102, and at any adjournments thereof, in respect of all shares of the Common Stock, par value $.01 per share, of the Company which the undersigned may be entitled to vote, on the matters designated on the reverse side. The undersigned hereby acknowledges prior receipt of a copy of the Notice of Annual Meeting of Stockholders and proxy statement dated December 13, 2007 and the Company’s Annual Report on Form 10-K, and hereby revokes any proxy or proxies heretofore given. This Proxy may be revoked at any time before it is voted by delivering to the Secretary of the Company either a written revocation of proxy or a duly executed proxy bearing a later date, or by appearing at the Annual Meeting and voting in person. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. HOWEVER, IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE NOMINEES IN PROPOSAL 1. If you receive more than one proxy card, please sign and return all cards in the accompanying envelope. PLEASE MARK, DATE AND SIGN THIS PROXY ON THE REVERSE SIDE AND RETURN IT PROMPTLY TO ENSURE A QUORUM AT THE MEETING. IT IS IMPORTANT WHETHER YOU OWN A FEW OR MANY SHARES. DELAY IN RETURNING YOUR PROXY MAY SUBJECT THE COMPANY TO ADDITIONAL EXPENSE. (CONTINUED AND TO BE DATED AND SIGNED ON REVERSE SIDE.)

LCC INTERNATIONAL, INC. 7900 WESTPARK DRIVE SUITE A-315 MCLEAN, VA 22102 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS If you would like to reduce the costs incurred by LCC International, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years. VOTE BY PHONE — 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to LCC International, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: LCCIN1 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY LCC INTERNATIONAL, INC. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS. Proposal One: Election of the Board of Directors: NOMINEES: For All Withhold All For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 01) Julie A. Dobson 02) Dean J. Douglas 03) Melvin L. Keating 04) Richard J. Lombardi 05) Susan Ness 06) Dr. Rajendra Singh 07) Mark A. Slaven 0 0 0 In the discretion of the proxy holders, on any other matters that may properly come before the Annual Meeting, or any adjournments thereof. Note: Please sign exactly as your name or names appear(s) on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee, or guardian, please give full title as such. If the signer is a corporation, please sign in full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. PLEASE INDICATE IF YOU PLAN TO ATTEND THE DECEMBER 26, 2007 ANNUAL STOCKHOLDERS’ MEETING. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. Yes No 0 0 Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date